1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II
Secures Credit Facility of up to $100 Million with KeyBank

SANTA ANA, Calif. (July 11, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has entered into a secured revolving credit facility with KeyBank National Association of $71.5 million that can be increased to $100 million upon meeting certain conditions. The credit facility may be utilized to acquire, finance or re-finance properties.

“Since March 2010, Grubb & Ellis Healthcare REIT II has built a portfolio of healthcare-related properties valued at approximately $411 million, based on purchase price,” said Jeff Hanson, chairman and chief executive officer. “We have more than doubled our investments since the beginning of 2011, and thanks in part to lending partners like KeyBank, we are equipped to continue our aggressive pursuit of acquisitions that are accretive and supportive of our investor distributions.”

The KeyBank credit facility matures on June 30, 2014, but may be extended at the option of Grubb & Ellis Healthcare REIT II for an additional year upon meeting certain conditions. The facility bears interest at a rate equal to KeyBank’s prime rate plus 0.75 percent or LIBOR plus 3.50 percent, under most circumstances.

Earlier this year, Grubb & Ellis Healthcare REIT II expanded its existing credit facility with Bank of America, N.A. to $45 million.

As of June 24, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 28,669,204 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $286,078,000 through its initial public offering.

To date, the REIT has made 22 geographically diverse acquisitions comprised of 53 buildings valued at approximately $411 million, an increase of 78 percent since the close of the first quarter 2011, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to management’s ability to execute its business plan and expand our portfolio using the credit facility to acquire properties that are accretive and supportive of our investor distributions or otherwise and whether this is an exceptional time in the market cycle to acquire assets and if so, our management’s ability to take advantage of such a market cycle. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS .